Exhibit 3

JOINT FILING AGREEMENT

Dated April 12, 2006

Re: Joint Filing of Amendment No. 2 to Schedule 13D

This will confirm the agreement by and among all the undersigned that the Amendment No. 2 to Schedule 13D filed on or about this date with respect to the beneficial ownership of the undersigned of Common Stock, no par value, of Titan International, Inc. is being filed on behalf of each of the undersigned.

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree that

(i) each of them is individually eligible to use the Schedule 13D attached hereto;

(ii) the attached Schedule 13D is filed on behalf of each of them; and

(iii) each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information therein concerning itself; but none of them is responsible for the other persons making the filing, unless it knows or has reason to believe that such information is inaccurate.

SIGNATURES

This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

ONE EQUITY PARTNERS LLC

By:	/s/ Richard M. Cashin
Name:	Richard M. Cashin, Jr.
Title:	President

OEP HOLDING CORPORATION

By:	/s/ Richard M. Cashin
Name:	Richard M. Cashin, Jr.
Title:	President

/s/ Richard M. Cashin
Richard M. Cashin, Jr.

/s/ Maurice M. Taylor, Jr.
Maurice M. Taylor, Jr.